CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

                                                                   EXHIBIT 10.12

                                    AGREEMENT

        This Agreement made effective the lst day of August, 2000 (hereinafter called the "Effective Date"), by and between: CNS, INC., of 7615 Smetana Lane, Eden Prairie, Minnesota 55344 U.S.A. (hereinafter called "CNS") and HERUSU, Co., Ltd., of 665 Kasikehongo, Matsuo- machi, Sanbu-gun, Chiba, Japan 289-1537 (hereinafter called "HERUSU").

                                   WITNESSETH:

        WHEREAS, CNS intends to market and distribute the Products (hereinafter defined) in the Territory (hereinafter defined) and wishes to export Bulk Products (hereinafter defined) to HERUSU for repackaging and supply to the CNS distributor in the Territory (hereinafter referred to as "EISAI");

        WHEREAS, HERUSU has the necessary facilities to repackage the Products and is willing to import, repackage and sell the same to EISAI for marketing and distribution in the Territory under terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.      DEFINITIONS

(a) "Bulk Products" shall mean the bulk strips manufactured by CNS and ready for repackaging.

(b) "Other Materials" shall mean packaging, labeling and other materials to be used in the repackaging of the Products.

(c) "Party" means CNS or HERUSU, as the case may be, and "Parties" means both CNS and HERUSU.

(d) "Products" shall mean tan and clear BREATHE RIGHT(R) nasal strips and other products as may be agreed between the Parties from time to time in writing, in finished form, appropriately packaged and labeled for the Territory; provided, that (a) CNS may elect not to offer all of its products to HERUSU; (b) CNS may unilaterally delete from the list of Products at any time, upon one hundred and eighty (180) days' notice to HERUSU, those products which CNS no longer offers generally to distributors in the same form or with the same specifications; CNS may delete any Product from the list of Products at any time, for any reason, upon one hundred twenty (120) days' notice thereof to HERUSU, with the agreement of HERUSU or if CNS offers a comparable replacement for the Product to be deleted from the list.

(e) "Quality Agreement" shall mean the Agreement separately agreed to by the parties which contains the Specifications (hereinafter defined), handling instruction, special precautions and other information relating to the Repackaging (hereinafter defined) of the Products. CNS and HERUSU may, during the term of this Agreement, modify or supplement the Quality Agreement by mutual agreement of the parties. The Parties (hereinafter defined) acknowledge that the Quality Agreement shall be executed by CNS, HERUSU and EISAI.

(f) "Repackaging" shall mean the act of repackaging and labeling the Bulk Products appropriately for sale to EISAI, in compliance with the Quality Agreement and local laws, regulations, and market requirements.

(g) "Specifications" shall mean specifications, descriptions of the Products and Bulk Products, instructions, quality control and other information relating to the Products as defined by CNS.

(h)     "Territory" shall mean all areas and territories of Japan.

(i) "Trademarks" shall mean any trademark and/or trade name to be used in the manufacture, repackaging, use and sale of the Products as listed in
        Schedule 2 hereof.

(f) "Year" shall mean the period from August 1, 2000, to March 31, 2001 for the first Year of this Agreement. Thereafter, Years of this Agreement shall mean the twelve (12) month periods commencing on April 1 and ending on the following March 31.

2.      PURCHASE AND SUPPLY OF PRODUCTS

(a) HERUSU shall purchase all its requirements for the Bulk Products from CNS. CNS shall exclusively supply the Bulk Products to HERUSU in the Territory. HERUSU shall perform Repackaging of the Bulk Products and sell the finished Products exclusively to EISAI in the Territory.

(b) CNS undertakes to supply HERUSU with such quantities of Bulk Products as may be agreed upon by the parties to be necessary and desirable to meet fully and promptly all demands from customers in the Territory as may be informed to HERUSU by the EISAI from time to time.

(c) Subject to the provisions of 2(b) above, HERUSU shall provide to CNS a good faith written estimate of its requirements of the Bulk Products for one (1) year, divided into monthly calendar periods two (2) months prior to the commencement of such year. Further, HERUSU shall provide monthly to CNS a three (3) months good faith written estimate of its requirement. If any of HERUSU's purchase orders issued in accordance with Section 4(a) for delivery in any month call for more than one hundred and twenty five percent (125%) of HERUSU's most recent three (3) months written estimate for that particular calendar month, CNS shall not be obligated, but shall use its reasonable endeavors to meet such order in full provided that CNS may extend the shipping date for such exceeding order by such reasonable period of time as is necessary in the circumstances.

(d) HERUSU shall promptly obtain customs clearances and other documentation for the importation of the Bulk Products.

3.      SPECIFICATIONS AND OTHER INFORMATION

(a) CNS and HERUSU shall enter into the Quality Agreement separately from and after their execution of this Agreement.

(b) The Quality Agreement shall include, but not be limited to, the following items:

        (i) Standards applicable to the Products, printing, lot coding, inventory method, repackaging methods and procedures, storage conditions, and other matters necessary for the proper Repackaging of the Products.

        (ii) Matters requiring attention at the time of receiving, storing and shipping the Bulk Products and/or the Products, transport conditions and other matters essential to the Repackaging environment.

        (iii) Matters necessary for quality control including, but not limited to, methods of selecting samples for inspection upon delivery of the Products and methods for assessing results of inspections.

(c) In the event that it is necessary to amend the Specifications, the parties shall discuss and agree on such amendments as appropriate and signify in writing their acceptance of such amendments, in compliance with Section 21 below.

(d) HERUSU shall not, without the prior written consent of CNS, make any alterations or modifications in the Specifications of the Products or the methods or procedures of Repackaging.

4.      PURCHASE ORDERS

(a) HERUSU shall place a written order for its requirement of the Bulk Products not later than forty five (45) days prior to the required date of delivery to HERUSU ("Purchase Order"). The Purchase Order shall indicate the quantity, expected date of delivery, point of delivery and other terms and conditions for such particular order. CNS shall, upon receipt of HERUSU's Purchase Order, promptly issue a confirmation and acceptance of such Purchase Order. No order submitted by HERUSU shall be binding upon CNS unless confirmed and accepted by CNS. Confirmation and acceptance shall not be unreasonably withheld by CNS. All confirmed orders may not be canceled without the prior written consent of CNS.

(b) HERUSU shall work closely with EISAI in the Territory and shall always order Bulk Products sufficiently in advance that the time permitted for CNS's delivery under this Agreement allows HERUSU to meet the lead time requirement for the transaction between HERUSU and EISAI.

(c) The terms and conditions of this Agreement shall prevail and control over any conflicting terms and conditions used in the Purchase Order.

5.      DELIVERY AND SHIPMENT

(a) Delivery terms for the Bulk Products include CNS's export standard packing. Ownership and risk of loss of or damage to the Bulk Products shall transfer from CNS to HERUSU upon landing of the Bulk Products in Japan, before entering Customs.

(b) CNS shall send a sample of the Bulk Product manufactured prior to shipment to HERUSU for HERUSU's inspection, and HERUSU shall inspect it within seven (7) business days after the receipt of such sample. If in HERUSUs inspection the sample of the Bulk Products to be shipped is found to be defective or not conforming to the Specifications, HERUSU shall immediately notify CNS and send to CNS such defective sample for CNS's verification. CNS may thereupon either demonstrate to HERUSU that the Bulk Product is acceptable or designate a different lot of Bulk Products for shipment to HERUSU and send a sample of such different lot to HERUSU, thereby re-commencing the process described in this paragraph, including seven (7) business days limit for inspection by CNS. CNS shall not ship the bulk Product to HERUSU until the sample from the lot designated for shipment to HERUSU is confirmed acceptable by HERUSU. HERUSU shall not unreasonably withhold, condition, or delay its confirmation. Absence of HERUSU's rejection within any seven (7) business days time limit provided in this Section shall be deemed confirmation of HERUSU's acceptance of the relevant shipment of Bulk Products, and such Bulk Products shall not be subject to further inspection prior to shipment. In the event that the Bulk Product is found to be defective, CNS and HERUSU shall discuss and agree on new delivery date.

(c) Upon the arrival of each shipment of Bulk Products at the point of delivery in Japan, and no later than seven (7) business days after such arrival, HERUSU or its designee shall examine and inspect such shipment of the Bulk Products for damage, defect or shortage. In the event that, upon HERUSU's timely inspection, the Bulk Product supplied is found to be defective or does not conform to Specifications, CNS agrees to replace such shipment within forty-five (45) days, at CNS's cost. However, CNS shall be entitled to verify such claimed defect or non-conformity of the delivered Bulk Products prior to replacement. Defective or non-conforming Bulk Products shall either be returned to CNS or disposed of locally upon prior agreement between the parties.

6.      REPACKAGING OF PRODUCTS

(a) HERUSU shall Repackage the Bulk Products in accordance with the Quality Agreement and shall observe all Japanese laws and regulations pertinent to such Repackaging. However, prior to the commencement of the first Repackaging under this Agreement, and prior to the first Repackaging after any change in the Repackaging process, HERUSU shall submit to CNS the proposed package design of the Products for approval, consistent with CNS's specifications, and shall thereafter submit to CNS by fax or otherwise a legible copy of the test printed approved design as rendered on the package by HERUSU's printer for CNS' approval prior to use. CNS shall not unreasonably withhold any approval provided for in this section.

(b) HERUSU shall be responsible for procuring all repackaging and labeling materials to be used in the Repackaging of the Bulk Products. Prior to the first usage and procurement of such repackaging and labeling materials, and prior to the first usage and procurement of any repackaging and labeling materials different from those approved before by CNS, HERUSU shall submit to CNS the list of suppliers of such repackaging and labeling materials for approval (which approval shall not be unreasonably withheld). HERUSU shall ensure by contract or other arrangement that CNS has the right to audit or inspect such suppliers upon reasonable notice.

7.      PRICE AND PAYMENTS

(a)     The price of the Bulk Products shall be as listed in the attached
        Schedule 1. From the Year 2001, such price(s) shall be fixed for a period of one (1) Year or as otherwise stated in Schedule 1. Generally, such price(s) shall be reviewed in good faith by the end of January each year during the term of this Agreement. However, if neither party gives written notice to the other to review such price(s) or to change such price(s), the previously agreed upon price(s) shall continue in effect for another one (1) year period. Provided, however, that upon mutual consultations and agreement of the parties, such price(s) may be changed at any time in consideration of changes in market and economic conditions and such other factors affecting the business of the parties. If the parties do not agree on pricing changes by the end of January in any Year, or at the latest on the day before the beginning of the following Year, the prices then in effect shall continue in effect for such following Year. The parties may then elect to make other, compensating adjustment for such Year as may be permitted by the terms of this Agreement

(b) All payments due under this Agreement are payable to CNS in U.S. Dollars. Unless otherwise specified in this Agreement, all required payments shall be due within ninety (90) days after issuance of the bill of lading, provided that the invoice has been received within a reasonable time thereafter, and shall be sent by telegraphic transfer to a designated bank account of CNS.

(c) All freight, insurance, forwarding and handling charges, customs duties, taxes, storage fees, and all other charges applicable to the Bulk Products and/or the Products and all samples shall be the responsibility of HERUSU. To the extent that the Parties consider practical, HERUSU will pay actual freight and insurance charges directly. If for any reason CNS should prepay reasonable freight and insurance charges, HERUSU shall reimburse CNS for such charges immediately upon receipt of an invoice for such charges, supported by evidence of payment by CNS.

8.      DEVIATIONS AND CHANGE CONTROL

(a) If CNS desires to make any change in the raw materials (including change of supplier or manufacturer of raw materials), manufacturing process, or manufacturing facilities of the Products and/or the Bulk Products, CNS shall notify HERUSU ninety (90) days prior to apply such change into manufacturing of the Products to be delivered to HERUSU under this Agreement

(b) If CNS notices, or has any reason to suspect, any abnormality in the quality of the Products during manufacture or while in storage, CNS shall immediately notify HERUSU to that effect so that the parties can agree upon appropriate procedures and/or remedies.

9.      CLAIMS

(a) In the event that HERUSU has any claim to be made with respect to the quantity, condition, loss or damage of the strips (hereinafter referred to as "Deficiency"), HERUSU shall notify CNS of any such claim within 7 days from the date HERUSU detects such deficiency and shall furnish CNS with a copy of HERUSU's written inspection report made upon arrival of the shipment in question and a description of any such defect or non-conformity. No such claim may be asserted by HERUSU later than six
        (6) months after delivery of the Products in question, "delivery" being agreed by the parties to occur upon transfer of title of the Products pursuant to this Agreement.

(b) No Bulk Products claimed to be defective may be returned to CNS or scrapped by HERUSU without the prior written consent of CNS. CNS shall bear the reasonable actual out-of-pocket costs of HERUSU for destruction of Bulk Products following CNS's approval.

10.     HANDLING OF CONSUMER CLAIM

(a) The procedure for handling claims by consumer relating to the defective Products shall be separately agreed to by the Parties in the Quality Agreement.

(b) In the case of a claim by a consumer alleging personal injury, damage or loss caused by the Products, HERUSU shall advise CNS immediately of such claim, ascertaining all relevant and necessary facts to permit CNS to conduct a prompt investigation. CNS shall initially advise HERUSU of its position on such claim within seven (7) days after the receipt of HERUSUs notice of claim and shall furnish to HERUSU a detailed report on such claim within a reasonable time thereafter, considering the pendency of the claim.

11.     HANDLING OF PRODUCT RETURNS

        CNS and HERUSU agree to share the cost of all product returns received from EISAI in the Territory (hereinafter referred to as "Product Returns"). CNS shall bear the cost of Bulk Strips and HERUSU shall bear the rest of the cost of the Products returned by EISAI provided that the limit of CNS's liability in any Year under this provision shall be the supply of replacement Bulk Product for returned Products not suitable for resale, to a maximum of [* * *] of the gross number of Products sold by CNS to HERUSU during such year; provided further, however, that the cost of Product returns caused by a defect or non-conformity shall be borne by the party hereto that is responsible for such defect or non-conformity. "Not suitable for resale" means that the 10-strip box of the Products has been opened or damaged by the customer or retailers.

12.     INDEMNIFICATION

(a) Subject to provisions of Section 11(c) below, CNS shall indemnify and hold HERUSU harmless from and against any losses, obligations, liabilities, costs and expenses, including legal and other fees, due to any claim of a third party arising from any defect in the Bulk Products, or from any act or omission or negligence of CNS or its employees and agents, in connection with its obligations under this Agreement.

(b) Subject to provisions of Section 11(c) below, HERUSU shall indemnify and hold CNS harmless from and against any liability, claims, losses, legal and other fees, costs or expenses, including legal and other fees, due to any claim of a third party arising from any defect in the repackaging of the Products or any acts or omission or negligence of HERUSU or its employees and agents in connection with its obligations under this Agreement.

(c)     To qualify for indemnification with respect to any claim as provided in
        Section 11(a) or

        11(b) above, the Party seeking indemnification (the "Requesting Party") must (a) give the other Party (the "Indemnifying Party") prompt notice of the claim with regard to which indemnification is being sought (the "Claim"); (b) allow the Indemnifying Party, upon reasonable notice to the Requesting Party and at the Indemnifying Party's option, to conduct or participate in the defense, negotiation, and settlement of the Claim, at the expense of the Indemnifying Party; (c) render all reasonable assistance to the Indemnifying Party in the defense, negotiation, or settlement, of the Claim; and (d) refrain from settling or compromising the Claim or the position or defense of the Indemnifying Party without prior written consent of the Indemnifying Party, which consent the Indemnifying Party shall not unreasonably deny or delay. The parties agree that any portion of the losses, obligations, liabilities, costs and expenses referred to in Section 11(a) or 11(b) above that is attributable to a willful or negligent act or failure to act, on the part of the Requesting Party or any of its employees or agents is excluded from the indemnification provided herein.

13.     LEGAL RELATIONSHIP

        For purposes of this Agreement, the parties herein are separate and independent contractors. Nothing herein contained shall be construed or deemed to create a principal- agent relationship or any form of partnership or joint venture. Neither party has and shall not hold itself as having any right, power, or authority to create any contract or obligation in the name of or binding upon the other party unless such contract or obligation is created with the prior written consent of the other party.

14.     REGISTRATION, LICENSES AND INFORMATION

(a) HERUSU shall be responsible for obtaining registration/ license for the importation of the Bulk Products and Products into Japan and for the sale of the Products, and provision of the Products to retailers and consumers, in Japan. However, CNS shall assist HERUSU with the English language versions of all relevant documentation necessary for such registration/ license of the Products within Japan.

(b) Upon termination of this Agreement, HERUSU shall immediately, upon CNS's request, transfer any or all such registrations or licenses to CNS or a party designated by CNS for a reasonable actual out-of-pocket cost of transfer. CNS shall reimburse such cost incurred by HERUSU within 30 days after the receipt of the invoice sent by HERUSU.

(c) CNS shall appoint a member of its staff whom HERUSU can immediately contact for information and customer service as required.

15.     TRADEMARKS

(a) CNS grants HERUSU the right to use Trademarks free of charge to repackage and sell the

        Products in the Territory pursuant to this Agreement.

(b) HERUSU recognizes the validity and ownership by CNS of the Trademarks. Therefore, HERUSU shall not, during the term of this Agreement or thereafter, represent that it is the owner of any Trademark pertaining to the Products nor shall it assert any right or interest in such Trademark or of any joint trademarks of the Trademark anywhere in the world. HERUSU shall not do or cause to be done any act or thing which may impair the validity or ownership by CNS of the Trademark at any time during and after the term of this Agreement.

(c) The Trademarks shall be used by HERUSU only with respect to the repackaging and sale of the Products to EISAI in the Territory and in strict conformity with the Specifications and instructions of CNS.

(d) CNS shall, to the best of its ability, protect the Trademark and shall at its own expense prosecute infringers of such Trademark. CNS's decision as to whether or not such action shall be taken shall be accepted by HERUSU as final. HERUSU shall immediately bring to the attention of CNS any improper or wrongful use in the Territory of CNS's patents, trademarks, emblems, designs, models or other similar industrial or commercial monopoly rights. Upon CNS's request and expense, HERUSU shall assist CNS in taking all steps to defend the rights of CNS with respect to the trademarks. In such a case, CNS shall reimburse HERUSU its reasonable, actual, out-of-pocket expenses for such assistance. However, HERUSU agrees not to initiate on its own motion or in its own name any protective action or legal proceedings with respect to the Trademarks or the Products without the prior written authorization of CNS. Also, HERUSU shall act with care in its use of the Trademarks so as not to compromise, reduce, or injure CNS's rights in the Trademarks.

16.     CONFIDENTIALITY

(a) CNS and HERUSU acknowledges that all information transmitted by one party to the other under this Agreement, including but not limited to, information relating to research, development, manufacturing, testing, purchasing, accounting and marketing, are confidential (the "Confidential Information"). The parties undertake to hold such Confidential Information confidential and shall not disclose such information to third parties unless otherwise agreed to in writing by the parties to disclose such information. However, such obligation of confidentiality and non-disclosure shall not apply to information that.

        (i) is or becomes publicly available through no fault of the party receiving the information;

        (ii) is disclosed to the party receiving the information by a third party entitled to disclose it;

        (iii) is already known to the party receiving the information as is shown by prior written documentation; or

        (iv) is developed independently by the party receiving the information as is proven by proper evidence.

(b) The parties hereto undertakes to hold the Confidential Information in confidence and shall use the same degree of care as if they are protecting their own information. The party receiving the Confidential Information shall use such information only for purposes of exercising its rights and fulfilling its obligations under this Agreement. Further, the parties agree not to use the other party's Confidential Information for their own benefit or for the benefit of any third party.

(c) The parties hereto covenant and agree that they will limit the disclosure of such Confidential Information only to their employees to whom such disclosure is necessary and appropriate to permit the party receiving the information to exercise its rights and carry out its obligations under this Agreement. Notwithstanding the foregoing, each party shall be free to disclose Confidential Information to: (i) an appropriate governmental agency properly requiring such disclosure or in order to comply with applicable law, and (ii) to its Affiliates and consultants who are bound by the same conditions of confidentiality as are undertaken by each party herein.

        The obligations herein contained shall survive the termination of this Agreement and shall continue for five (5) years after termination hereof.

17.     WARRANTIES

(a) CNS warrants that all Bulk Products shipped to HERUSU under this Agreement have been manufactured in accordance with applicable laws and regulations and are free from defects in materials and workmanship and conform to the Specifications and quality control tests pertinent to such Bulk Products. CNS further warrants that all documentation (including records maintenance) relating to manufacturing and testing of the Bulk Products was made in accordance with relevant laws, regulations and the Specifications. THE FOREGOING ARE ALL OF CNS'S WARRANTIES. CNS DOES NOT WARRANT THAT THE BULK PRODUCTS OR THE PRODUCTS ARE
        MERCHANTABLE: NOR DOES CNS WARRANT THAT THE BULK PRODUCTS OR THE PRODUCTS ARE FIT FOR ANY PARTICULAR PURPOSE.

(b) CNS'S LIABILITY WITH RESPECT TO ITS WARRANTIES FOR THE BULK PRODUCTS AND THE PRODUCTS IS LIMITED IN THE AGGREGATE TO THE PAYMENTS OF SALES PRICES CNS HAS RECEIVED UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRIOR TO THE EVENT (OR FIRST EVENT, IF MORE THAN ONE EVENT IS ALLEGED) GIVING RISE TO THE WARRANTY CLAIM. THE LIMITATION EXPRESSED IN THIS PARAGRAPH

        DOES NOT APPLY TO INDEMNIFICATION BY CNS UNDER SECTION 11.

(c) EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, CNS SHALL NOT BE RESPONSIBLE FOR ANY LOSS, DAMAGE, EXPENSES, CLAIMS, COSTS OR ANY ACTION WHATSOEVER ARISING FROM THE SUPPLY OR SALE OF THE PRODUCTS BY HERUSU. HERUSU SHALL NOT MAKE ANY REPRESENTATION TO THIS EFFECT WHATSOEVER ON CNS'S BEHALF. IN NO EVENT SHALL CNS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, THE BULK PRODUCTS, OR THE PRODUCTS.

18.     INSPECTIONS

(a) CNS or its authorized representative shall have the right to inspect HERUSU's records and facilities relating to the Repackaging of the Products, and HERUSU shall ensure that CNS has the right to inspect the related records and facilities of HERUSU's subsidiaries and suppliers used in connection with the Products, the Repackaging, or the Bulk Products, and CNS shall conduct such inspection(s) in the presence of a HERUSU representative during normal business hours. Such inspection(s) shall be notified in writing to obtain an approval in advance, upon reasonable notice (such approval not to be unreasonably withheld, conditioned, or delayed). If, upon inspection, CNS finds that any Products Repackaged by HERUSU or that any Repackaging process does not conform to relevant laws, regulations or the standard rules and agreed specifications on Quality Agreement, CNS shall notify HERUSU in writing of such findings. HERUSU undertakes to correct such defect within thirty
        (30) days upon receipt of notice from CNS.

(b) HERUSU or its authorized representative shall have the right to inspect CNS's records and facilities relating to the Bulk Products. HERUSU shall conduct such inspection(s) in the presence of a CNS representative during normal business hours. Such inspections shall be notified in writing to obtain an approval in advance, upon reasonable notice (such approval not to be unreasonably withheld, conditioned, or delayed). If, upon inspection, HERUSU finds that any Bulk Products or that any manufacturing process does not conform to relevant laws, regulations or the standard rules and agreed specifications on Quality Agreement, HERUSU shall notify CNS in writing of such findings. CNS undertakes to correct such defect within thirty (30) days upon receipt of notice from HERUSU.

19.     TERM AND TERMINATION

        This Agreement shall become effective on the date first above written and shall continue in full force and effect from August 1, 2000 to March 31, 2003, renewing automatically thereafter for consecutive two-year periods unless either party gives notice to the other at least one hundred eighty (180) days prior to the end of the then current term, indicating such party's intent not to renew. However, in the event that one party defaults in or breaches any of its obligations under this Agreement or any provisions thereof, the other party shall have the right to terminate this Agreement upon thirty (30) days written notice to the party in default, provided that such default is not remedied within such thirty (30) days. Furthermore, either party may terminate this Agreement, immediately without notice, if one party becomes insolvent or is adjudicated by a voluntary or involuntary bankruptcy or a receivership of its assets or properties, and CNS may terminate this Agreement upon notice to HERUSU in the event that the Distribution Agreement between CNS and EISAI is terminated.

20.     NON-ASSIGNABILITY

        HERUSU shall not assign, transfer, sub-license or encumber any of its rights and obligations under this Agreement without the prior written consent of CNS. Notwithstanding this provision, HERUSU may assign or delegate some or all of its rights and obligations under this Agreement to any of its affiliates or subsidiaries, provided that HERUSU shall remain primarily responsible for the performance of such obligations and subject to an acceptable Agreement between the parties hereto. This Agreement shall be binding and inure to the benefit of the successors and assigns of CNS.

20.     NOTICES

        To be effective, all notices and statements to be given hereunder shall be in writing and shall be sent at the respective addresses of the parties as set forth below unless notification of a change of address is given in writing pursuant to this notice provision:

        If to CNS:
               CNS, Inc.
               7615 Smetana Lane
               Eden Prairie MN 55344
               USA
               Attention: Ms. Marti Morfitt, President

        If to HERUSU:
               HERUSU Co., Ltd. Chiba Factory
               665 Kasikehongo, Mastuo-machi, Sanbu-gun
               Chiba, Japan 289-1537
               Yosuke Murashima
               Director, Manufacturing Department

        All notices given pursuant to this Section 21 shall be deemed effective upon receipt or rejection by the Party to be charged with notice.

22.     ENTIRE AGREEMENT

        This Agreement comprises the entire agreement of the parties hereto and supersedes all prior provisions, negotiations, agreements and conunitments with respect thereto and shall not be released, discharged, changed or modified in any manner except by instruments signed by the duly authorized officers or representatives of each of the parties hereto.

23.     SEVERABILITY

        If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable, then to the extent necessary to make such provision and/or this Agreement legal, valid or otherwise enforceable, such provision shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

24.     FORCE MAJEURE

        Except for the obligation of HERUSU to make payment when due, neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement for so long and to the extent that such failure is due to causes beyond its reasonable control such as but not limited to prohibition in exportation or importation, refusal to issue export or import license, Acts of God, war, blockade, revolution, insurrection, strike, lockout, civil commotion, riot, plague or other epidemics, destruction of the Products by fire or flood or any other cause beyond the reasonable control of either party. However, the failure of either party to perform its obligations under this Agreement due to the foregoing reasons or events shall be limited and/or suspended only for a long as such reasons or events are existing. The performance of either party's obligations shall resume as soon as these reasons or events have been resolved or has ended; provided that for such reasons or events which are remediable or preventable, the failure to perform shall be excused only for as long as it is proven that the party so affected has exerted an efforts to remedy or prevent such reasons or events from occurring.

25.     ARBITRATION

(a) Any disputes, controversies, difficulties or differences which may arise out of or in relation to this Agreement shall be settled amicably between the parties. However, in case of the failure to settle amicably such disputes, controversies, difficulties or differences, the parties hereto agree to settlement through arbitration in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted by three (3) arbitrators. CNS shall appoint one of such arbitrators and EISAI shall appoint one of such arbitrators. Another arbitrator shall be chosen jointly by the parties or, if they fail to agree within thirty (30) days after notice by one of the parties of initiation of the arbitration, then such arbitrator shall be appointed by the AAA in accordance with said Rules.

(b)     The place of arbitration shall be Minneapolis, Minnesota, USA.

(c) The language of the arbitration shall be English. Documents in other languages shall be permitted as exhibits but mutually acceptable English translations shall be provided by the offering Party.

(d) The award may grant any relief appropriate under the applicable law, including without Station declaratory relief and/or specific performance. However, the Parties agree that notwithstanding the applicable law, the arbitral tribunal shall not be empowered to award punitive damages against either Party.

(e) Judgment on the award may be entered in any court having jurisdiction over the award or any of the Parties or their assets.

26.     COMPLIANCE WITH LAW:  GOVERNING LAW

        HERUSU shall comply with all applicable statutes, regulations, ordinances and other laws. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of Minnesota, without regard to the rules of any jurisdiction with respect to conflicts of law.

27.     HEADINGS

        The titles, captions and headings used in this Agreement are for convenience only and must not be used in any way to interpret, construe or otherwise determine the meanings of any of the provisions or terms thereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.



CNS, Inc.                                    HERUSU Co., Ltd.

/s/ Marti Morfitt                            /s/ Tadanari Hiraku
----------------------------------          ------------------------------------
Name:   Marti Morfitt                        Name:   Tadanari Hiraku
Title:  President and COO                    Title:  President
        CNS, Inc.                                    HERUSU CO., LTD.
Date:   November 13, 2000                    Date:   November 10, 2000

                                   SCHEDULE 1
                                       TO
                                    AGREEMENT
                                     BETWEEN
                         HERUSU CO., LTD., AND CNS, INC.



BULK PRODUCTS:
        Initially, tan and clear Breathe Right(R) nasal strips.
        Thereafter, additional products, as the Parties may agree upon in writing.



PRICES:

For tan and clear Breathe Right(R) nasal strips, HERUSU shall pay the following prices, which reflect the parties' recognition of the advertising investment in the Market by CNS. The parties also recognize that CNS's advertising investment will vary substantially from Year to Year and is not proportional to any change in prices for the Bulk Products:

        For the first three months from the date of the first order.

--------------------------------------------------------------------------------
          Exchange Rate                                   Price per Strip
--------------------------------------------------------------------------------
 [* * *]                                                      [* * *]
--------------------------------------------------------------------------------
 [* * *]                                                      [* * *]
--------------------------------------------------------------------------------
 [* * *]                                                      [* * *]
--------------------------------------------------------------------------------

        From the fourth month until August 1, 2001

--------------------------------------------------------------------------------
          Exchange Rate                                   Price per Strip
--------------------------------------------------------------------------------
 [* * *]                                                      [* * *]
--------------------------------------------------------------------------------
 [* * *]                                                      [* * *]
--------------------------------------------------------------------------------
 [* * *]                                                      [* * *]
--------------------------------------------------------------------------------

*The exchange rate used for calculation shall be the Mitsubishi Bank (Tokyo) TTS rate on the order date by HERUSU.

Before March 31, 2001, CNS and HERUSU shall review and agree on the price for the period from August 1, 2001 to March 31, 2002.

        CNS shall supply free samples of Products in quantities agreed with EISAI. HERUSU shall pay only the transportation, taxes, insurance, import duties, and other such costs for shipment and importation of such free samples into Japan.

        CNS shall supply in reasonable quantities agreed with EISAI Bulk Products for EISAI to provide to customers and potential customers as boxed samples, including two strip boxes of Products to be sold to customers such as airlines or rail road companies which will purchase such Products not for resale but for their customer service. The price to be paid by HERUSU for Bulk Products intended for and limited to such resale is reduced to a standard US [* * *] per strip, and HERUSU shall pay all other costs and charges related to such sales, as provided above.

                                   SCHEDULE 2
                                       TO
                                    AGREEMENT
                                     BETWEEN
                         HERUSU CO., LTD., AND CNS, INC.



Trademarks:

        Breathe Right(R) and other trademarks, according to notice provided to HERUSU from time to time by CNS either adding or subtracting trademarks from the list of active trademarks subject to the provisions of this Agreement.